UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 30, 2020

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

On November 30, 2020, Boxlight Corporation, a Delaware corporation (“Boxlight”), announced that the Company’s board of directors (the “Board”) had accepted the resignation of Takesha Brown, Boxlight’s Chief Financial Officer, with her last day to be January 15, 2021. Patrick Foley, the Chief Financial Officer of Boxlight’s wholly-owned subsidiary, Sahara Presentation Systems Ltd, a U.K. entity (“Sahara Presentation Systems”), has been appointed to serve as Chief Financial Officer of Boxlight commencing January 16, 2021.

Mr. Foley has served as Chief Financial Officer of Sahara Presentation Systems since 2020. Prior to joining Sahara Presentation Systems, Mr. Foley spent 13 years at Arts Alliance Media and 10 years at Universal Pictures, where he served in senior leadership roles. Most recently, Mr. Foley served as Chief Financial Officer at Sahara Presentation Systems. Mr. Foley holds a Master of Science – Strategic Business Management degree from The Manchester Metropolitan University and is a Chartered Management Accountant (ACMA / CGMA). We believe Mr. Foley’s global business experience is a significant asset to Boxlight.

Mr. Foley will continue to be compensated pursuant to the terms of his current employment agreement with Sahara Presentation Systems. Under his employment agreement, dated April 7, 2020 (the “Foley Employment Agreement”), as amended by a deed of variation, dated September 24, 2020 (the “Foley Deed of Variation”), Mr. Foley receives annual compensation of £175,000, a quarterly bonus of £6,250 if he meets 90% of a gross profit target and £12,500 if he achieves 100% of the gross profit target, as such gross profit target may be set by the corporation’s board of directors or compensation committee, with a maximum annual bonus of up to £50,000. Mr. Foley is entitled to 27 days of vacation, a yearly car allowance of £9,600, and is required to provide six months’ advance notice prior to resignation.

The foregoing descriptions of the Foley Employment Agreement and Foley Deed of Variation do not purport to describe all of the terms of such agreements and are qualified in their entirety by reference to the Foley Employment Agreement and Foley Deed of Variation, which are filed as Exhibits 10.1 and 10.2, respectively, hereto, and are incorporated herein by reference.

Chief Technology Officer

On November 30, 2020, Boxlight announced the appointment of Shaun Marklew to the position of Chief Technology Officer of Boxlight, effective immediately. Mr. Marklew had previously been serving as Chief Operating Officer of Sahara Presentation Systems. Mr. Markley has been employed with Sahara Presentation Systems since February 2012. Mr. Marklew has more than 20 years of experience in the professional audio, visual and interactive technology industry including more than nine years at Sahara Presentation Systems, most recently as Chief Operating Officer. At Sahara Presentation Systems, Mr. Marklew was responsible for building the global, multi-award-winning interactive touchscreen and digital signage brand, Clevertouch. Mr. Marklew’s knowledge and passion for technology continues to be the driving force behind the innovation and success of the Clevertouch ecosystem. Boxlight will leverage his talents across Boxlight’s broader solution suite.

As Chief Technology Officer, Mr. Marklew will continue to be compensated pursuant to the terms of his current employment agreement with Sahara Presentation Systems. Under his employment agreement, dated January 1, 2019 (the “Marklew Employment Agreement”), as amended by a deed of variation, dated September 24, 2020 (the “Marklew Deed of Variation”), Mr. Marklew receives annual compensation of £175,000, a quarterly bonus of £6,250 if he meets 90% of a gross profit target and £12,500 if he achieves 100% of the gross profit target, as such gross profit target may be set by the corporation’s board of directors or compensation committee, with a maximum annual bonus of up to £50,000. Mr. Marklew is entitled to 27 days of vacation, a yearly car allowance of £9,600, and is required to provide the six months’ advance notice prior to resignation.

The foregoing descriptions of the Marklew Employment Agreement and Marklew Deed of Variation do not purport to describe all of the terms of such agreements and are qualified in their entirety by reference to the Marklew Employment Agreement and Marklew Deed of Variation, which are filed as Exhibits 10.3 and 10.4, respectively, hereto, and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On November 30, 2020, the Company issued a press release announcing the appointment of Messrs. Foley and Marklew, as well as Ms. Brown’s impending resignation. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated April 7, 2020, between Sahara Presentation Systems PLC and Patrick Foley.
10.2	Deed of Variation, dated September 24, 2020, between Sahara Presentations Systems PLC and Patrick Foley.
10.3	Employment Agreement, dated January 1, 2019, between Sahara Presentation Systems PLC and Shaun Marklew.
10.4	Deed of Variation, dated September 24, 2020, between Sahara Presentation Systems PLC and Shaun Marklew.
99.1	Press Release dated November 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2020

BOXLIGHT CORPORATION

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	Chief Executive Officer